Ligand Reports Third Quarter 2024 Financial Results and Raises 2024 Guidance

Third quarter performance driven by strong portfolio royalty revenue growth

2024 full year revenue guidance increased to $160 million - $165 million (previously$140 million - $157 million) and core adjusted earnings per diluted share1 increased to $5.50 - $5.70 (previously $5.00 - $5.50)

Company to hold Investor and Analyst Day in Boston on December 10, 2024

Conference call begins at 8:30 a.m. Eastern Time today

JUPITER, Fla., November 7, 2024 – Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported financial results for the three and nine months ended September 30, 2024, and provided an operating forecast and business update. Ligand management will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss this announcement and answer questions.
“We just had one of the best quarters of performance in the history of Ligand. This success is due to the ongoing strength of our growing portfolio of commercial-stage programs, and we are pleased to announce an increase in guidance for the second time this year,” said Todd Davis, CEO of Ligand. “This quarter, we had several key portfolio events, including the successful commercial launches of Ohtuvayre™ and CAPVAXIVE™ as well as the full FDA approval of FILSPARI®. We believe each of these products, along with our recently acquired QARZIBA®, will be key drivers of revenue growth for Ligand in the coming years.”

Third Quarter 2024 Financial Results
Total revenues and other income for the third quarter of 2024 were $51.8 million, compared with $32.9 million for the same period in 2023, with the 58% increase primarily due to an increase in royalty revenue and milestone payments earned upon the commercial launch of Verona Pharma plc’s (Nasdaq: VRNA) Ohtuvayre. Royalties for the third quarter of 2024 were $31.7 million, compared with $23.9 million for the same period in 2023, with the 33% increase primarily attributable to royalties earned on Ligand’s recently acquired product, QARZIBA, and an increase in sales of Travere Therapeutics’ (Nasdaq: TVTX) FILSPARI. Captisol® sales were $6.3 million for the third quarter of 2024, compared with $8.6 million for the same period in 2023, with the change due to timing of customer orders. Contract revenue and other income was $13.8 million for the third quarter of 2024, compared with $0.4 million for the same period in 2023, with the increase driven by the $13.5 million milestone payment earned upon the commercial launch of Ohtuvayre.
Cost of Captisol was $2.4 million for the third quarter of 2024, compared with $3.5 million for the same period in 2023, with the change due to timing of customer orders of Captisol sales. Amortization of intangibles was $8.3 million for the third quarter of 2024, compared with $8.2 million for the same period in 2023. Research and development expenses were $5.7 million for the third quarter of 2024, compared with $5.5 million for the same period in 2023. General and administrative expenses were $24.5 million for the third quarter of 2024, compared with $14.7 million for the same period in 2023, with the increase primarily attributable to higher stock-based
1 A reconciliation of forward-looking non-GAAP core adjusted earnings per diluted share to the most directly comparable GAAP measure is not available without unreasonable effort, as certain items cannot be reasonably predicted because of their high variability, complexity and low visibility. Specifically, non-cash adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, share-based compensation expense and the effects of any discrete income tax items, directly impact the calculation of our core adjusted earnings per diluted share.

compensation driven primarily by a one-time non-cash stock award modification charge tied to the departure of Ligand's former COO and operating costs associated with incubating the Pelthos Therapeutics business.
GAAP net loss from continuing operations was $7.2 million, or $0.39 net loss per share for the third quarter of 2024, compared with $10.3 million, or $0.59 net loss per share, for the same period in 2023. GAAP net loss from continuing operations for the third quarter of 2024 included $15.3 million loss from non-cash fair value adjustments on the company's Agenus Inc. (Nasdaq: AGEN) derivative assets. Core adjusted net income from continuing operations for the third quarter of 2024 was $35.3 million, or $1.84 per diluted share, compared to $18.0 million, or $1.02 per diluted share, for the same period in 2023. We did not sell any shares of Viking Therapeutics (Nasdaq: VKTX) common stock in the third quarter of 2024 or 2023. The increase in core adjusted net income was driven primarily by the 58% increase in revenue. The definition of core adjusted net income (loss) is adjusted net income plus the after-tax impact from the realized gain from the sale of Viking Therapeutics common stock. See the table below for a reconciliation of net loss from continuing operations to core adjusted net income from continuing operations.
As of September 30, 2024, Ligand had cash, cash equivalents and short-term investments of $219.6 million which includes $63.3 million in Viking Therapeutics common stock. Ligand issued 334,325 shares under the company's At-the-Market (ATM) equity offering program at a weighted average share price of $104.70 for gross proceeds of $35 million during the third quarter of 2024. Ligand may continue to issue shares of our common stock having an aggregate offering price of up to $65 million from time to time under terms of the ATM program.
Year-to-Date Financial Results
Total revenues and other income for the nine months ended September 30, 2024 were $124.3 million, compared with $103.2 million for the same period in 2023. Royalties for the nine months ended September 30, 2024 were $74.0 million, compared with $62.5 million for the same period in 2023, with the increase primarily attributable to royalties earned on QARZIBA and an increase in sales of Travere Therapeutics’ FILSPARI. Captisol sales were $23.0 million for the nine months ended September 30, 2024, compared with $24.5 million for the same period in 2023, with the change due to the timing of customer orders. Contract revenue and other income was $27.4 million for the nine months ended September 30, 2024, compared with $16.3 million for the same period in 2023, with the increase driven by milestone payments of $19.2 million earned from Verona Pharma upon the approval and commercial launch of Ohtuvayre.
Cost of Captisol was $8.2 million for the nine months ended September 30, 2024, compared with $8.9 million for the same period in 2023, with the change due to the timing of customer orders. Amortization of intangibles was $24.7 million for the nine months ended September 30, 2024, compared with $25.3 million for the same period in 2023. Research and development expenses were $17.0 million for the nine months ended September 30, 2024, compared with $19.0 million for the same period in 2023, with the decrease primarily attributable to lower employee related expenses and lab supplies resulting from the Pelican spin-off in September 2023. The decrease was partially offset by additional costs associated with incubating the Pelthos business. For the nine months ended September 30, 2024, general and administrative expenses were $53.0 million, compared to $36.8 million for the same period in 2023. This increase was primarily driven by higher stock-based compensation expenses related to new hire stock awards for business development and investment team members. Additionally, a one-time, non-cash stock award modification expense related to the departure of Ligand's former COO and costs associated with incubating the Pelthos business contributed to the increase.
GAAP net income from continuing operations was $27.1 million, or $1.46 per diluted share for the nine months ended September 30, 2024, compared with $35.6 million, or $2.00 per diluted share, for the same period in 2023. The decrease in GAAP net income from continuing operations from the prior year period is due primarily to the impairment of the financial royalty asset related to Takeda Pharmaceuticals’ (NYSE:TAK) soticlestat and the decrease in investments in Primrose Bio in connection with the equity funding received by Primrose Bio in June and July 2024. Adjusted net income from continuing operations for the nine months ended September 30, 2024 was $130.8 million, or $7.04 per diluted share, compared to $83.0 million, or $4.71 per diluted share, for the same period in 2023. Excluding the impact of gains from sales of Viking Therapeutics stock, core adjusted net income from continuing operations for the nine months ended September 30, 2024 was $83.0 million, or $4.46 per diluted share, compared with $53.0 million, or $3.01 per diluted share, for the same period in 2023. The increase in core adjusted net income is primarily driven by the increase in revenue. See the table below for a reconciliation of net income from continuing operations to core adjusted net income from continuing operations.

2024 Financial Guidance
Ligand is increasing its 2024 full year financial guidance previously outlined in July. The company now expects total revenue of $160 million to $165 million (previously $140 million to $157 million) and is raising core adjusted earnings per diluted share to $5.50 to $5.70 (previously $5.00 to $5.50).
Royalties are expected to be $105 million to $108 million (previously $100 million to $105 million), sales of Captisol of $27 million to $29 million (previously $25 million to $27 million) and contract revenue of $28 million (previously $15 million to $25 million). This guidance excludes the $60 million realized gain from short-term investments on the sale of Viking Therapeutics stock.

Adjusted Financial Measures
Ligand reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, amortization of financial royalty assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, Pelthos operating loss, impairment of financial royalty assets, loss from equity method investment in Primrose Bio, income tax effect of adjusted reconciling items and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. A reconciliation of forward-looking non-GAAP core adjusted earnings per diluted share to the most directly comparable GAAP measures is not available without unreasonable effort, as certain items cannot be reasonably predicted because of their high variability, complexity and low visibility. Specifically, non-cash adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, share-based compensation expense and the effects of any discrete income tax items, directly impact the calculations of our core adjusted earnings per diluted share, which we expect to have a significant impact on our future GAAP financial results.

Third Quarter 2024 and Corporate Highlights
Portfolio Updates
FILSPARI
On September 5, Travere Therapeutics announced it received full FDA approval for FILSPARI for the treatment of IgA Nephropathy (IgAN) in adults. The FDA decision expands patient access to the first and only non-immunosuppressive therapy approved for the treatment of this rare progressive kidney disease.
On October 17, Travere Therapeutics and CSL Vifor announced that Swissmedic granted temporary marketing authorization for FILSPARI for the treatment of adults with primary IgAN with a urine protein excretion ≥1.0 g/day (or urine protein-to-creatinine ratio ≥0.75 g/g). The Swissmedic approval was supported by results from the pivotal Phase 3 PROTECT Study of FILSPARI in IgA nephropathy (IgAN) and follows full marketing approval by the U.S. Food and Drug Administration in September 2024 and conditional marketing authorization by the European Medicines Agency in April 2024.
On October 26, Travere Therapeutics presented new data further demonstrating the clinical benefit of FILSPARI in IgAN and reinforcing its potential in focal segmental glomerulosclerosis (FSGS) at the American Society of Nephrology Kidney Week 2024. Presentations included new data from the SPARTAN Study which showed that nearly 60% of patients with IgAN achieved complete remission when using FILSPARI as a first-line treatment. In addition, presentations took place on the SPARTACUS Study, PROTECT open-label extension, and real-world evidence highlighting the initial safety and efficacy data of FILSPARI in IgAN in combination treatment with a SGLT2 inhibitor. A late-breaking presentation demonstrated sparsentan delivered rapid and sustained proteinuria reduction and long-term kidney health benefits in a subset of patients with genetic, often treatment resistant, FSGS.
Ohtuvayre
On November 4, Verona Pharma provided an update on the commercial launch of Ohtuvayre in the U.S. reporting net sales of $5.6 million and October net sales that exceeded total third quarter sales. Additionally, through October Verona Pharma reported more than 2,200 unique prescribers and more than 5,000 prescriptions were filled across a broad COPD population.

In September, Verona's Pharma development partner in Greater China, Nuance Pharma (private), completed enrollment in its pivotal Phase 3 clinical trial evaluating Ohtuvayre for the maintenance treatment of COPD in China. Results from the trial are expected in 2025.
Other Programs
On October 23, Merck (NYSE: MRK) announced that the U.S. Centers for Disease Control and Prevention’s Advisory Committee on Immunization Practices (ACIP) voted to update the adult age-based pneumococcal vaccination guidelines and has recommended CAPVAXIVE (Pneumococcal 21-valent Conjugate Vaccine) for pneumococcal vaccination in adults 50 years of age and older. Additionally, ACIP shared clinical decision-making has also recommended a supplemental dose of CAPVAXIVE for adults 65 years of age and older who have completed their vaccine series with both PCV13 (pneumococcal 13-valent conjugate vaccine) and PPSV23 (pneumococcal 23-valent polysaccharide vaccine).
On October 9, Viking Therapeutics announced positive data from the company's Phase 1b clinical trial of VK0214, a novel small molecule agonist of the thyroid hormone receptor beta (TRβ), in patients with X-linked adrenoleukodystrophy. Results from this study showed VK0214 to be safe and well-tolerated following once-daily dosing over the 28-day study period. In addition, significant reductions were observed in plasma levels of very long-chain fatty acids (VLCFAs) and other lipids, as compared to placebo. Ligand is entitled to a 3.5-7.5% royalty on future net sales of VK0214, as well as clinical, regulatory, and commercial milestones.
On July 1, Palvella Therapeutics (private) initiated SELVA, a 24-week, pivotal Phase 3, single-arm, baseline-controlled clinical trial of QTORIN™ rapamycin for the treatment of microcystic lymphatic malformations (MLM). The study’s primary and key secondary endpoints are clinician-reported outcomes and the study will enroll 40 subjects at leading vascular anomaly centers across the U.S.

Conference Call and Webcast
Ligand management will host a conference call today beginning at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss this announcement and answer questions. To participate via telephone, please dial (888) 596-4144 using the conference ID 8755336. Callers outside the U.S. may dial +1(646) 968-2525. To participate via live or replay webcast, a link is available at https://www.ligand.com.

About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company enabling scientific advancement through supporting the clinical development of high-value medicines. Ligand does this by providing financing, licensing our technologies or both. Its business model seeks to generate value for stockholders by creating a diversified portfolio of biopharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Ligand’s goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable and diversified manner. Its business model focuses on funding programs in mid- to late-stage drug development in return for economic rights, purchasing royalty rights in development stage or commercial biopharmaceutical products and licensing its technology to help partners discover and develop medicines. Ligand partners with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) in order to generate its revenue. Ligand’s Captisol® platform technology is a chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading biopharmaceutical companies including Amgen, Merck, Pfizer, Jazz, Takeda, Gilead Sciences, and Baxter International. For more information, please visit www.ligand.com. Follow Ligand on X @Ligand_LGND.
We use our investor relations website and X as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should monitor our website and our X account, in addition to following our press releases, SEC filings, public conference calls and webcasts.

About Captisol®
Captisol, a Ligand technology, is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility, stability and bioavailability of drugs. Captisol was invented and initially developed by scientists in the laboratories of Dr. Valentino Stella, University Distinguished Professor at the University of Kansas’ Higuchi Biosciences Center, for specific use in drug development and formulation. This unique technology has enabled several FDA-approved products, including Amgen’s KYPROLIS®, Baxter's NEXTERONE, Acrotech Biopharma’s EVOMELA®, Gilead’s VEKLURY®, and Merck’s NOXAFIL®. More information is available at www.captisol.com.

Forward-Looking Statements
This news release contains forward-looking statements, as defined in Section 21E of the Securities Exchange Act of 1934, by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. All statements, other than statements of historical fact, could be deemed to be forward-looking statements. In some instances, words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our good faith beliefs (or those of the indicated third parties) and speak only as of the date hereof. These forward-looking statements include, without limitation, statements regarding: Ligand’s ability to expand its portfolio with life sciences royalty opportunities; the timing of clinical and regulatory events of Ligand’s partners, including the timing of clinical and regulatory events of Ligand's partners, including the expected commercial launch of ZELSUVMI or any other product; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; the timing of product launches by Ligand or its partners; the anticipated benefits from the Apeiron transaction; Ligand’s or its partners’ opinions, expectations, objectives, assumptions, plans or projections regarding future events or future results; Ligand’s belief regarding the impact of the current portfolios on its future revenue growth; and guidance regarding the full-year 2024 financial results. Actual events or results may differ from Ligand’s expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand relies on collaborative partners for milestone payments, royalties, materials revenue, contract payments and other revenue projections and may not receive expected revenue; Ligand may not receive expected revenue from Captisol material sales; Ligand and its partners may not be able to timely or successfully advance any product(s) in its or their internal or partnered pipeline or receive regulatory approval and there may not be a market for the product(s) even if successfully developed and approved; Ligand may not achieve its revenue guidance for 2024; Ligand faces competition in acquiring royalties and locating suitable royalties to acquire; Ligand may not be able to create future revenues and cash flows through the acquisition of royalties or by developing innovative therapeutics; products under development by Ligand or its partners may not receive regulatory approval; the total addressable market for our partners’ products may be smaller than estimated; Ligand faces competition with respect to its technology platforms which may demonstrate greater market acceptance or superiority; Ligand is currently dependent on a single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; Ligand’s partners may change their development focus and may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand’s and its partners’ products may not be proved to be safe and efficacious and may not perform as expected and uncertainty regarding the commercial performance of such products; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand’s partners may terminate or attempt to terminate any of its agreements or development or commercialization of any of its products; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, challenges, costs and charges associated with integrating acquisitions with Ligand’s existing businesses; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; restrictions under Ligand’s credit agreement may limit its flexibility in operating its business and a default under the credit agreement could result in a foreclosure of the collateral securing such obligations; changes in general economic conditions, including as a result of war, conflict, epidemic diseases or political event such as the U.S. 2024 presidential and congressional elections, and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at https://www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks

The information in this press release regarding certain third-party products and programs, including Ohtuvayre, a Verona Pharma product, CAPVAXIVE, a Merck product, soticlestat, a Takeda product candidate, FILSPARI, a Travere Therapeutics product, QTORIN, a Palvella Therapeutics product candidate, EVOMELA, a CASI product, VK0214, a Viking Therapeutics product candidate, QARZIBA (dinutuximab beta), a Recordati marketed product in E.U. and product candidate in the U.S., and other programs described herein, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.
Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and ZELSUVMI™, a Pelthos product. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.
Contacts:
Ligand Pharmaceuticals Incorporated LifeSci Advisors
Melanie Herman Bob Yedid
investors@ligand.com bob@lifesciadvisors.com
(858) 550-7761 (516) 428-8577

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues and other income:
Revenue from intangible royalty assets	$26,552	$23,863	$67,512	$61,447
Income from financial royalty assets	5,157	25	6,454	1,026
Royalties	31,709	23,888	73,966	62,473
Captisol	6,255	8,608	22,967	24,450
Contract revenue and other income	13,848	372	27,388	16,290
Total revenues and other income	51,812	32,868	124,321	103,213
Operating costs and expenses:
Cost of Captisol	2,449	3,485	8,237	8,871
Amortization of intangibles	8,258	8,238	24,701	25,316
Research and development	5,675	5,532	17,000	19,049
General and administrative	24,475	14,656	53,049	36,798
Financial royalty assets impairment	—	—	26,491	—
Fair value adjustments to partner program derivatives	7,812	—	7,812	—
Total operating costs and expenses	48,669	31,911	137,290	90,034
Gain on sale of Pelican	—	(2,121)	—	(2,121)
Income (loss) from operations	3,143	3,078	(12,969)	15,300
Non-operating income and expenses:
Gain (loss) from short-term investments	2,407	(13,184)	98,923	30,340
Interest income, net	606	2,262	3,970	5,493
Other non-operating expense, net	(12,495)	(4,300)	(48,206)	(4,570)
Total other (loss) income, net	(9,482)	(15,222)	54,687	31,263
(Loss) income before income taxes from continuing operations	(6,339)	(12,144)	41,718	46,563
Income tax benefit (expense)	(833)	1,871	(14,662)	(10,932)
Net (loss) income from continuing operations	(7,172)	(10,273)	27,056	35,631
Net loss from discontinued operations	—	—	—	(1,665)
Net (loss) income	$(7,172)	$(10,273)	$27,056	$33,966

Basic net (loss) income from continuing operations per share	$(0.39)	$(0.59)	$1.50	$2.07
Basic net loss from discontinued operations per share	$—	$—	$—	$(0.10)
Basic net (loss) income per share	$(0.39)	$(0.59)	$1.50	$1.97
Shares used in basic per share calculation	18,419	17,380	18,061	17,241

Diluted net (loss) income from continuing operations per share	$(0.39)	$(0.59)	$1.46	$2.00
Diluted net loss from discontinued operations per share	$—	$—	$—	$(0.09)
Diluted net (loss) income per share	$(0.39)	$(0.59)	$1.46	$1.91
Shares used in diluted per share calculation	18,419	17,380	18,574	17,784

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash, cash equivalents and short-term investments	$219,643	$170,309
Accounts receivable, net	34,318	32,917
Inventory	16,740	23,969
Income taxes receivable	7,813	6,395
Current derivative assets	11,133	—
Other current assets	19,741	3,839
Total current assets	309,388	237,429

Goodwill and other intangible assets, net	380,155	402,976
Long-term portion of financial royalty assets, net	199,251	62,291
Noncurrent derivative assets	19,246	3,531
Property and equipment, net	15,094	15,607
Operating lease right-of-use assets	7,157	6,062
Finance lease right-of-use assets	2,940	3,393
Equity method investment in Primrose Bio	1,245	12,595
Other investments	11,908	36,726
Deferred income taxes, net	78	214
Other assets	8,404	6,392
Total assets	$954,866	$787,216

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$20,294	$14,894
Income taxes payable	2,108	—
Deferred revenue	1,152	1,222
Current contingent liabilities	128	256
Current operating lease liabilities	1,066	403
Current finance lease liabilities	24	7
Total current liabilities	24,772	16,782

Long-term contingent liabilities	3,863	2,942
Long-term operating lease liabilities	6,267	5,755
Deferred income taxes, net	46,404	31,622
Other long-term liabilities	32,382	29,202
Total liabilities	113,688	86,303

Total stockholders' equity	841,178	700,913
Total liabilities and stockholders' equity	$954,866	$787,216

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net (loss) income from continuing operations	$(7,172)	$(10,273)	$27,056	$35,631
Adjustments:
Share-based compensation expense	15,171	6,884	33,565	20,022
Non-cash interest expense (1)	647	—	1,938	159
Amortization of intangible assets	8,258	8,238	24,701	25,316
Amortization of financial royalty assets (2)	2,763	(25)	6,987	(1,026)
Change in contingent liabilities (3)	(207)	24	993	132
Pelthos operating loss	5,647	337	16,493	337
Loss (gain) from short-term investments	(2,407)	13,184	(98,923)	(30,340)
Realized (loss) gain from short-term investments	(44)	—	59,918	37,197
Transaction costs	—	3,288	—	3,288
Gain on sale of Pelican	—	(2,121)	—	(2,121)
Provision for current expected credit losses on financial royalty assets	797	3,190	(3,463)	3,190
Impairment of financial royalty assets (4)	—	924	26,491	924
Decrease in investments in Primrose Bio (5)	1,223	68	37,364	68
Loss from derivative assets	16,351	—	14,655	—
Other (6)	3,725	490	4,074	686
Income tax effect of adjusted reconciling items above	(9,092)	(6,285)	(21,680)	(9,960)
Discrete tax expense related to increase in unrecognized tax benefits	—	—	426	—
Excess tax (benefit) shortfall from share-based compensation (7)	(337)	36	226	(529)
Adjusted net income from continuing operations	$35,323	$17,959	$130,821	$82,974
Realized gains from sales of VKTX stock, net of tax (8)	—	—	(47,857)	(29,940)
Core adjusted net income from continuing operations	$35,323	$17,959	$82,964	$53,034

Diluted per-share amounts attributable to common shareholders:
Diluted net (loss) income per share from continuing operations	$(0.39)	$(0.59)	$1.46	$2.00
Adjustments:
Share-based compensation expense	0.79	0.39	1.81	1.14
Non-cash interest expense (1)	0.03	—	0.10	0.01
Amortization of intangible assets	0.43	0.47	1.33	1.44
Amortization of financial royalty assets (2)	0.14	—	0.38	(0.06)
Change in contingent liabilities (3)	(0.01)	—	0.05	0.01
Pelthos operating loss	0.29	0.02	0.89	0.02
Loss (gain) from short-term investments	(0.13)	0.75	(5.33)	(1.72)
Realized gain from short-term investments	—	—	3.23	2.11
Transaction costs	—	0.19	—	0.19
Gain on sale of Pelican	—	(0.12)	—	(0.12)
Provision for current expected credit losses on financial royalty assets	0.04	0.18	(0.19)	0.18
Impairment of financial royalty assets (4)	—	0.05	1.43	0.05
Decrease in investments in Primrose Bio (5)	0.06	—	2.01	—
Loss from derivative assets	0.85	—	0.79	—
Other (6)	0.18	0.04	0.22	0.04
Income tax effect of adjusted reconciling items above	(0.49)	(0.36)	(1.17)	(0.57)
Discrete tax expense related to increase in unrecognized tax benefits	—	—	0.02	—
Excess tax (benefit) shortfall from share-based compensation (7)	(0.02)	—	0.01	(0.03)
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	0.07	—	—	—
Adjustment for shares excluded using the if-converted method under ASU 2020-06 (9)	—	—	—	0.02
Adjusted diluted net income per share from continuing operations	$1.84	$1.02	$7.04	$4.71
Realized gains from sales of VKTX stock, net of tax (8)	—	—	(2.58)	(1.70)
Core adjusted diluted net income per share from continuing operations	$1.84	$1.02	$4.46	$3.01
GAAP - weighted average number of common shares - diluted	18,419	17,380	18,574	17,784
Shares excluded due to anti-dilutive effect on GAAP net loss	735	272	—	—
Diluted effect of the 2023 Notes (9)	—	—	—	(159)
Adjusted weighted average number of common shares - diluted	19,154	17,652	18,574	17,625

(1) Amounts represent (a) non-cash interest expense in connection with the royalty and milestone payments purchase agreement assumed as part of the Novan acquisition in September 2023; and (b) non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for our revolving credit facility and convertible debt instruments that may be settled in cash.

(2) Amounts represent the adjustments to the effective interest income recognized to total contractual payments recognized in the period.

(3) Amounts represent changes in fair value of contingent consideration related to CyDex and Metabasis transactions.

(4) Amounts represent the impairment of financial royalty assets primarily related to Ovid (soticlestat) in connection with Takeda's studies of soticlestat missing its primary endpoint in their studies.

(5) In June 2024, Primrose Bio announced a Series B preferred share offering. Management applies the measurement alternative for its investment in the Series A preferred shares of Primrose Bio. Management concluded the Series B financing was a relevant transaction for determining an observable price change and revalued its Series A investment resulting in a downward adjustment of $0.03 million and $25.79 million during three and nine months ended September 30, 2024, respectively, in the price of the Series A shares. The unrealized loss on the Series A preferred shares was an indicator that the losses in common shares (equity method investment) are other than temporary. As a result, management recorded a $5.8 million impairment charge to its equity method investment in addition to Ligand's share of the net loss of Primrose Bio recognized during the nine months ended September 30, 2024.

(6) Amounts primarily relate to loss on other investment, restructuring costs, and losses associated with our equity investment in Nucorion.

(7) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

(8) Amounts for the nine months ended September 30, 2024 and 2023 are adjusted to exclude after-tax impact from realized gain of Viking common stock.

(9) Excluding the impact from the adoption of accounting pronouncement (ASU 2020-06) on January 1, 2022 as the Company intended to settle the principal balance in cash. Under the standard, the Company is required to reflect the dilutive effect of the 2023 Notes by application of the if-converted method.

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